FORM 5

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See Instruction 1(b)         Expires:          December 31, 2001
[  ] Form 3 Holdings Reported               Estimated average burden
[  ] Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and address of Reporting Person*

                        The Steven W. Bingaman 1996 Trust
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     (Last)                          (First)                         (MI)

                                551 Fifth Avenue
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                                    (Street)

     New York                        NY                           10176
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     (City)                         (State)                       (Zip)

 2. Issuer Name and Ticker or Trading Symbol

                         H Quotient Inc.     HQNT
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 3. I.R.S. Identification Number
    of Reporting Person, if an
    entity (Voluntary)

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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
            12/99                      |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [    ]  Director                     [ X  ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


                       ----------------------------------
 7. Individual or Joint/Group Reporting
              (check applicable line)
   X   Form Filed by One Reporting Person
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       Form Filed by More than One Reporting Person
-------

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                 |                           |                         |
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                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
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Common stock                     |        5/95               |           P             |   1,473,043    |    A    |     $.33
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Common stock                     |        6/99               |           P             |     100,000    |    A    |     $.50
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
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                                 |                           |                         |                |         |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 and 4)       |    (Instr. 4)           |
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Common stock                     |      1,473,043            |          D              |
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Common stock                     |        100,000            |          I              |   Appleby Partners Ltd.
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v)
                                                                 Potential persons who are to respond to the collection of
                                                                 information contained in this form are not required to
                                                                 respond unless the form displays a currently valid OMB       (Over)
                                                                 control number.                                     SEC 2270 (3-99)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
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                                 |                           |                         |                |     (A)     |    (D)
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Warrant                          |          $2.00            |          5/95           |       J        |    325,000  |
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Class A Redeemable Warrant       |          $5.00            |          6/99           |       J        |  1,438,043  |
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Purchase Warrant                 |          $1.00            |          8/97           |       J        |    575,000  |
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Purchase Warrant                 |          $1.50            |          8/97           |       J        |    200,000  |
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Purchase Warrant                 |          $2.00            |          8/97           |       J        |    129,971  |
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Purchase Warrant                 |          $2.00            |          8/97           |       J        |    180,000  |
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Redeemable Bridge Warrant        |          $7.00            |         12/95           |       J        |    250,000  |
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Class A Redeemable Warrant       |          $5.00            |          6/99           |       J        |    233,500  |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Warrant                          |     5/95      |     7/00     | Common Stock   |      325,000        |           n/a
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Class A Redeemable Warrant       |     6/00      |     6/04     | Common Stock   |    1,438,043        |           n/a
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Purchase Warrant                 |     8/97      |     6/00     | Common Stock   |      575,000        |           n/a
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Purchase Warrant                 |     8/97      |     6/00     | Common Stock   |      200,000        |           n/a
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Purchase Warrant                 |     8/97      |     6/00     | Common Stock   |      129,971        |           n/a
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Purchase Warrant                 |     8/97      |     1/02     | Common Stock   |      180,000        |           n/a
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Redeemable Bridge Warrant        |    12/95      |    12/00     | Common Stock   |      250,000        |           n/a
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Class A Redeemable Warrant       |     6/00      |     6/04     | Common Stock   |      233,500        |           n/a
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Warrant                          |           325,000            |               D                      |
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Class A Redeemable Warrant       |         1,438,043            |               D                      |
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Purchase Warrant                 |           575,000            |               I                      |  Appleby Partners Ltd.
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Purchase Warrant                 |           200,000            |               I                      |  Appleby Partners Ltd.
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Purchase Warrant                 |           129,971            |               I                      |  Appleby Partners Ltd.
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Purchase Warrant                 |           180,000            |               I                      |  Appleby Partners Ltd.
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Redeemable Bridge Warrant        |           250,000            |               I                      |  Appleby Partners Ltd.
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Class A Redeemable Warrant       |           233,500            |               I                      |  Appleby Partners Ltd.
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 /s/ Cynthia Newbold Trustee                                     1/5/00
------------------------------------                       -------------------
**Signature of Reporting Person                                   Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.